Exhibit 10.15

SECOND AMENDMENT TO THE

CONTINENTAL RESOURCES, INC.

DEFERRED COMPENSATION PLAN

The Board of Directors of Continental Resources, Inc. (the “Company”), hereby makes this Second Amendment (the “Second Amendment”) to the Continental Resources, Inc. Deferred Compensation Plan (as amended, the “Plan”) adopted and effective on May 23, 2014. All terms capitalized but not defined herein shall have such meaning as the same term within the Plan.

WHEREAS, the Company previously adopted the Plan for purposes of permitting the deferral of compensation and providing additional benefits to non-employee members of the Company’s Board of Directors and members of a select group of management and highly compensated employees;

WHEREAS, the Plan originally stated that distributions of an eligible participant’s vested Account would be made upon a Termination of Employment and would be paid in cash in a lump sum;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the eligible participants to, in addition to the foregoing distribution events, allow an eligible participant to elect to receive distributions of his or her vested Account balance upon certain fixed dates as well as upon the occurrence of a Change of Control; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the eligible participants to allow such participants to able to elect with respect to any payment event, at the time of the election described in Section 4.1 of the Plan, whether to receive any distribution as a lump sum or in a series of annual installments over a period as set forth in the Election Form;

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1. Amendment to Section 2.1 of the Plan. The following definitions shall be added to Section 2.1 of the Plan:

“New Subaccount” has the meaning set forth in Section 5.1(a)(ii).

“Normal Retirement Age” means the date on which a Participant reaches the age of 62.

“Preexisting Subaccount” has the meaning set forth in Section 5.1(a)(i).

Furthermore, the following sentence shall be added to the end of the definition of “Account”:

“For the avoidance of doubt, all references to “Account” shall be treated as including both Preexisting Subaccounts and New Subaccounts, as applicable.”

Finally, the definition of “Normal Retirement” shall be replaced with the following:

“”Normal Retirement” means a Participant’s Termination of Employment with the Employer on or after the date that he or she reaches Normal Retirement Age.”

2. Amendment to Section 5.1 of the Plan. Section 5.1 of the Plan shall be deleted and replaced in its entirety by the following:

Distributions Generally.

(a)	Time of Distribution. Subject to the six (6) month and one (1) day delay applicable to Specified Employees in Section 5.2, a Participant will receive a distribution (or, in the case of an installment election as described below, shall begin receiving distributions) of his or her vested Account balance (including, for the avoidance of doubt, all interest deemed credited thereto, as described in Section 4.6(a)):

(i)	in the case of any portion of an Account balance with respect to which an election was made prior to May 23, 2014 (a “Preexisting Subaccount”), upon a Termination of Employment; or

(ii)	in the case of any portion of an Account balance with respect to which an election was made on or after May 23, 2014 (a “New Subaccount”), and at the election of the Participant, upon (A) a fixed date chosen by the Participant, (B) a Termination of Employment, (C) the Participant’s death or Disability, or (D) the earliest of (A), (B) or (C). With respect to any of the foregoing elections, the Participant may also elect that the occurrence of a Change of Control will override any other payment event.

(b)	Manner of Distribution.

(i)	In the case of any Preexisting Subaccount, all Plan distributions shall be paid as a lump sum in the form of cash.

(ii)	In the case of any New Subaccount, a Participant may elect (pursuant to an election as described in Section 4.1) to receive any payment of distributions of his or her vested New Subaccount balance in either of the following forms:

(A)

Lump Sum. A lump sum payment in cash as soon as practicable, but in no event later than the sixtieth (60th) day (or the fifteenth (15th) day for any payments with respect to a fixed date payment event as described in Section 5.1(a)(ii)(A)) following the date of the event (unless otherwise subject to the Specified Employee delay period described in Section 5.2).

(B)

Installments. A series of annual installment payments over a period as set forth in the Election Form, with each installment payable in cash as soon as practicable, but in no event later than the fifteenth (15th) day following the specified installment date.

Notwithstanding the foregoing, upon a Participant’s death or Disability, such Participant’s New Subaccount balance shall be paid in a lump sum as described in Section 5.1(b)(ii)(A). Except as provided above, the Participant may elect to instead receive any payments with respect to his or her balance in any particular New Subaccount upon the subsequent occurrence of a Change of Control or upon such Participant’s Involuntary Termination, as applicable, in a lump sum as described in Section 5.1(b)(ii)(A). Any election by the Participant with respect to a given New Subaccount shall be irrevocable with respect to that Subaccount. If a Participant elects annual installment payments pursuant to this Section 5.1(b)(ii)(B) with respect to any New Subaccount, (x) the amount of the first payment shall be a fraction of the balance in the Participant’s applicable New Subaccount as of the payment date, the numerator of which is one (1) and the denominator of which is the total number of annual installments elected, and (y) the amount of each subsequent payment shall be a fraction of the balance in the Participant’s applicable New Subaccount as of each subsequent payment date, the numerator of which is one (1) and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(c)	Taxation of Distributions. All distributions from the Plan will be taxable as ordinary income when received and subject to appropriate withholding of income taxes, as described below.

3. Amendment to Section 5.3 of the Plan. The first sentence of Section 5.3 of the Plan shall be deleted and replaced with the following:

Unforeseeable Emergency. Upon application by the Participant, the Plan Administrator, in its sole and absolute discretion, may direct payment of all or a portion of the Participant’s Account balance prior to the applicable time of distribution as specified in Section 5.1(a) in the event of an Unforeseeable Emergency, with such distribution to be made as soon as practicable, but in no event later than the sixtieth (60th) day following the date the Plan Administrator receives such application.

4. Amendment to Section 5.4 of the Plan. Section 5.4 of the Plan shall be deleted and replaced in its entirety by the following:

Accelerated Vesting and Distribution of Accounts. Notwithstanding Section 5.1 above:

(a)

Preexisting Subaccounts. In the event that any of the following events occur while a Participant is employed by the Employer, (1) all vesting restrictions on a Participant’s Preexisting Subaccounts, if any, will lapse and the Participant will be deemed 100% vested in his or her Preexisting Subaccount, and (2) an automatic distribution of the Participant’s Preexisting Subaccount will then occur as soon as practicable, but in no event later than the sixtieth (60th) day following the date of the event (unless otherwise subject to the Specified Employee delay period described in Section 5.2):

(i)	Change of Control.

(ii)	Participant’s Death or Disability. The six (6) month and one (1) day restriction on distributions to Specified Employees under Section 5.2 will not apply in the event of a Participant’s death.

In the event a terminated Participant dies before receiving a full distribution of his or her Account, the remaining Account balance will be distributed to the Participant’s Beneficiary within sixty (60) days following the date of the Participant’s death.

(iii)	Participant’s Normal Retirement.

(iv)	Participant’s Involuntary Termination.

(b)	New Subaccounts. In the event that any of the following events occur while a Participant is employed by the Employer, all vesting restrictions on a Participant’s New Subaccounts, if any, will lapse and the Participant will be deemed 100% vested in his or her New Subaccount:

(i)	Change of Control.

(ii)	Participant’s Death or Disability. The six (6) month and one (1) day restriction on distributions to Specified Employees under Section 5.2 will not apply in the event of a Participant’s death.

In the event a terminated Participant dies before receiving a full distribution of his or her Account, the remaining Account balance will be distributed to the Participant’s Beneficiary within sixty (60) days following the date of the Participant’s death.

(iii)	Participant’s achievement of Normal Retirement Age.

5. Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be duly executed in its name and on its behalf by its duly authorized representative as of May 30, 2014.

CONTINENTAL RESOURCES, INC.

By:	/s/ John D. Hart
Name: John D. Hart
Title: Senior Vice President, Chief Financial Officer and Treasurer